                                                                EXHIBIT 5.1


(714) 955-4426

                                 July 31, 1996


Advanced Tissue Sciences, Inc.
10933 Torrey Pines Road
La Jolla, CA 92037

        Re:     Amendment No. 1 to Registration Statement on Form S-3
                -----------------------------------------------------

Ladies and Gentlemen:

        We have examined Amendment No. 1 to Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission (the "Commission") on July 30, 1996, (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 275,000 shares of your Common Stock, issuable upon exercise of certain warrants (the "Shares"). The Shares are being registered for resale and distribution pursuant to (1) the Investment Agreement and (2) the Warrant Agreement, both of which are described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

        It is our opinion that the Shares, when sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in such Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                       Very truly yours,




                                       BROBECK, PHLEGER & HARRISON LLP